UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: July 12, 2004

Science Applications International Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-12771	95-3630868
(Commission File Number)	(I.R.S. Employer Identification No.)

10260 Campus Point Drive, San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 826-6000

(Registrant’s Telephone Number, Including Area Code)

FORM 8-K

Item 5.  Other Events and Regulation FD Disclosure.

Donation to the Beyster Institute and Certain Retirement Benefits

The directorship of J.R. Beyster, SAIC’s founder and Chairman of the Board, will expire after the Annual Meeting of Stockholders on July 16, 2004. In honor of Dr. Beyster’s contributions to the Company and 35 years of visionary leadership, SAIC announced that it will make a $4 million donation in Dr. Beyster’s name to the Beyster Institute for Entrepreneurial Employee Ownership, which engages in teaching, research, public education and outreach related to advancing and encouraging others in the field of employee ownership and entrepreneurship. The Beyster Institute has until recently operated through the Foundation for Enterprise Development, a non-profit organization established by Dr. Beyster in 1986.  In June 2004, the Beyster Institute and the Rady School of Management at the University of California, San Diego, announced that the Beyster Institute would become integrated into the Rady School of Management.

In addition to the donation to the Beyster Institute, SAIC will also donate $150,000 per year to the Foundation for Enterprise Development for a period of five years.  The Foundation for Enterprise Development will continue as a separate non-profit organization engaging in a broad range of research and educational activities.

SAIC will provide Dr. Beyster with a quarterly retainer of $52,000 as compensation for providing consulting services of up to one day per week through January 28, 2005. Other benefits that SAIC will provide to Dr. Beyster following his retirement include (i) lifetime medical, dental, vision and life insurance benefits for Dr. Beyster and his spouse equivalent to those generally provided to employees of the Company, and (ii) ownership of his company car. Additional information concerning the donation and retirement benefits that Dr. Beyster will receive are described in the letter dated July 9, 2004 which is attached to this report as Exhibit 99.1.

Rule 10b5-1 Trading Plan

Dr. Beyster, as Trustee of the Beyster Family Trust, has also entered into a Rule 10b5-1 trading plan with Bull, Inc., a wholly-owned broker-dealer subsidiary of SAIC.  The Rule 10b5-1 trading plan, dated June 15, 2004, directs Bull, Inc. to sell on behalf of the Beyster Family Trust 190,639 shares of SAIC Class A common stock in SAIC’s limited market in the July 2004 trade and 190,639 shares of SAIC Class A common stock in SAIC’s limited market in the October 2004 trade, provided the sale price is at or above $25.00 per share.  A copy of the Rule 10b5-1 trading plan is attached to this report as Exhibit 99.2.

Item 7.  Exhibits

99.1	Letter dated July 9, 2004 from SAIC to J.R. Beyster
99.2	10b5-1 Plan for Sale of SAIC Common Stock Held by Beyster Family Trust

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

(Registrant)	SCIENCE APPLICATIONS INTERNATIONAL CORPORATION

Date: July 12, 2004	By	/S/ DOUGLAS E. SCOTT
Douglas E. Scott
	Its:	Senior Vice President,
General Counsel and Secretary